INDEPENDENT ACCOUNTANTS' REPORT






Board of Directors and Shareholders
Penns Woods Bancorp, Inc.

We have reviewed the accompanying consolidated balance sheet of Penns Woods Bancorp, Inc. and subsidiary as of September 30, 2000, and the related consolidated statement of income for the three-month and nine-month periods ended September 30, 2000 and 1999, and the consolidated statement of cash flows for the nine-month periods ended September 30, 2000 and 1999, and the consolidated statement of changes in shareholders' equity for the nine-month period ended September 30, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated January 21, 2000, we expressed an unqualified opinion on those consolidated financial statements.


/s/ S.R. Snodgrass, A.C.


Wexford, PA
November 9, 2000